SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 and 15 (d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 8, 1999

                               THE CIT GROUP, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                             1-1861                  13-2994534
(State or other jurisdiction         (Commission             (I.R.S. Employer
 of incorporation)                   File Number)            Identification No.)

                           1211 Avenue of the Americas
                            New York, New York 10036
                    (Address of principal executive offices)

Registrant's telephone number, including area code:               (212) 536-1390


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Item 5.   Other Events.

      On March 8, 1999, The CIT Group, Inc. ("CIT") announced that it has entered into an agreement with Newcourt Credit Group Inc. ("Newcourt") to acquire Newcourt (the "Acquisition"). The Acquisition would be accomplished by the issuance of CIT common stock with a value of approximately $4.2 billion as of March 8, 1999. Under the terms of the Acquisition, 0.92 shares of CIT's common stock will be exchanged for each outstanding share of Newcourt's common stock. Following the Acquisition, which will be accounted for on a purchase basis, CIT shareholders will own 54% of the combined company and Newcourt shareholders will own 46%. The Acquisition is subject to the satisfaction of certain conditions including receipt of regulatory approvals and the affirmative vote of the shareholders of each of CIT and Newcourt. A copy of the Agreement and Plan of Reorganization is filed herewith as Exhibit 2 and incorporated by reference in its entirety in this Item 5. Certain information included in an analysts' presentation (the "Analysts' Presentation") given by CIT is filed herewith as Exhibit 99 and incorporated by reference in its entirety in this
Item 5.

                                  Exhibit Index

Exhibit
  No.       Description
  ---       -----------

   2 Agreement and Plan of Reorganization, dated as of March 7, 1999 between The CIT Group, Inc. and Newcourt Credit Group Inc.

  99 Certain information included in an analysts' presentation given by The CIT Group, Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           The CIT Group, Inc.

                                           By: /s/ Joseph M. Leone
                                               ---------------------------------
                                               Joseph M. Leone
                                               Executive Vice President and
                                               Chief Financial Officer

Date: March 16, 1999